Exhibit 4

KNIGHT-RIDDER, INC.,

THE BANK OF NEW YORK

and

THE CHASE MANHATTAN BANK

First Supplemental Indenture

Dated as of June 1, 2001

Supplement to Indenture of Knight-Ridder, Inc.
dated as of November 4, 1997

      THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 1, 2001 (the “First Supplemental Indenture”) to an Indenture dated as of November 4, 1997, between Knight-Ridder, Inc. (the “Company”), a Florida corporation, and The Chase Manhattan Bank (the “Original Trustee”), a New York banking corporation, and The Bank of New York (the “Series Trustee”), a New York banking corporation.

RECITALS

      WHEREAS, the Company and the Original Trustee entered into an Indenture (the “Indenture”), dated as of November 4, 1997; and

      WHEREAS, Section 901 of the Indenture provides that the Indenture may be amended without the consent of any Holder (i) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination shall not apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision or (ii) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect; and

      WHEREAS, the Company has requested that the Original Trustee enter into this First Supplemental Indenture for the purpose of appointing the Series Trustee with all the rights powers, trusts and duties of the Original Trustee with respect to, and only with respect to, the Company’s 7.125 % Notes due 2011 (currently expected to be issued in June of 2001) (the “Series 2001-A Securities”) and for the purpose of amending the Indenture pursuant to Section 901 thereof to permit such appointment; and

      WHEREAS, the Company has determined that the amendments set forth in Article One hereof are authorized or permitted by Section 901 of the Indenture and has delivered to the Original Trustee and the Series Trustee an Opinion of Counsel to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Original Trustee’s and the Series Trustee’s execution and delivery of this First Supplemental Indenture have been complied with.

      NOW, THEREFORE, the Company, the Original Trustee and the Series Trustee agree as follows:

ARTICLE ONE
AMENDMENTS

      Section 1.01. Section 101 of the Indenture is amended by adding the following definition, which shall be inserted after the definition of “Security Register”:

      “Series Trustee” shall have the meaning set forth in Section 301(21).

and by amending the definition of “Trustee” by adding the words “or a Series Trustee” after the words “a successor Trustee” in the second line thereof.

      Section 1.02. Section 101 of the Indenture is amended by adding the following definition, which shall be inserted after the definition of “Original Issue Discount Security”:

“Original Trustee” means The Chase Manhattan Bank or any successor pursuant to Section 611 or 612.

      Section 1.03. Section 301 of the Indenture is amended by deleting “and” after subparagraph (20) and by adding the following subparagraph after subparagraph (20):

(21) any Trustee for the Securities of the series (a “Series Trustee”), if other than the entity originally acting as Trustee or any successor thereto, provided that such Series Trustee shall have entered into an indenture supplemental hereto as provided for in Section 615; and

and by renumbering subparagraph (21) as subparagraph (22).

      Section 1.04. Section 901(8) of the Indenture is amended and restated to read as follows:

(8) to evidence and provide for the acceptance of appointment hereunder by a Series Trustee or a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611 or 615, as applicable.

      Section 1.05. A new Section 615 shall be added to the Indenture after Section 614 thereof, which shall read as follows:

      Section 615. Appointment of Series Trustee.

In the case of the appointment of a Series Trustee with respect to a series of Securities pursuant to Section 301(21), the Company, the Original Trustee and the Series Trustee shall execute and deliver an indenture supplemental hereto wherein the Series Trustee shall accept such appointment and which (1) shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, such Series Trustee all the rights, powers, trusts and duties of the Trustee with respect to the Securities of the series to which the appointment of such Series Trustee relates, (2) shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the Trustee with respect to the Securities of the series as to which it is continuing to act shall continue to be vested in the Trustee, and (3) shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust separate and apart from any trust or trusts hereunder administered by any such other Trustee; and upon the execution and delivery of such supplemental indenture, the appointment of such Series Trustee shall become effective to the extent provided therein and such Series Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Trustee with respect to the Securities of the series to which the appointment of such Series Trustee relates.

Upon request of any such Series Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such Series Trustee all such rights, powers and trusts referred to in the preceding paragraph.

No Series Trustee shall accept its appointment unless at the time of such acceptance such Series Trustee shall be qualified and eligible under this Article.

ARTICLE TWO

APPOINTMENT OF AND ACCEPTANCE BY SERIES TRUSTEE

      Section 2.01. Pursuant to Section 301(21) of the Indenture, as amended hereby, the Company hereby appoints the Series Trustee as Trustee under the Indenture with respect to, and only with respect to, the Series 2001-A Securities. Pursuant to Section 615 of the Indenture, as amended hereby, the Company vests all the rights, powers, trusts and duties of the Trustee under the Indenture to the Series Trustee with respect to the Series 2001-A Securities and there shall continue to be vested in the Original Trustee all of its rights, powers, trusts and duties as Trustee under the Indenture with respect to all of the series of Securities to which it has served and continues to serve as Trustee under the Indenture.

      Section 2.02. The Series Trustee hereby represents that it is qualified and eligible under the provisions of Section 609 of the Indenture and the provisions of the Trust Indenture Act of 1939, as amended, to accept its appointment as Trustee with respect to the Series 2001-A Securities under the Indenture and hereby accepts the appointment as such Trustee. The parties hereto agree that the Series Trustee’s execution and delivery of this First Supplemental Indenture to the other parties hereto constitutes an instrument accepting such appointment within the meaning of Section 615 of the Indenture, as amended hereby.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

      Section 3.01. This First Supplemental Indenture will become effective upon its execution and delivery.

      Section 3.02. The First Supplemental Indenture is an indenture supplemental to the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture, as so supplemented and amended, is to be read and construed as a single instrument.

      Section 3.03. All of the covenants, promises, stipulations and agreements of the Company contained in the Indenture, as supplemented and amended by this First Supplemental Indenture, will bind the Company and its successors and assigns and will inure to the benefit of the Trustee and the Series Trustee and their respective successors and assigns.

      Section 3.04. The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions, which the Trustee or the Series Trustee or their respective counsel may from time to time request in order to assure the Trustee or the Series Trustee of the benefits of the rights granted to the Trustee or the Series Trustee under the Indenture, as supplemented and amended by this First Supplemental Indenture.

      Section 3.05. This First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law which would apply the laws of another jurisdiction.

      Section 3.06. This First Supplemental Indenture may be executed in any number of counterparts, each of which counterparts will for all purposes be deemed to be an original, but all of which counterparts together will constitute one and the same instrument.

      Section 3.07. The recitals in this First Supplemental Indenture are made by the Company and the Series Trustee (with respect to Section 2.02 hereof) and not by the Original Trustee and the Original Trustee shall not be responsible for the validity or sufficiency hereof with respect to the other parties hereto.

      Section 3.08. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Indenture.

SIGNATURES

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date shown on the first page.

KNIGHT-RIDDER, INC., the Company

By:	/s/ Alan G. Silverglat
Name: Title:	Alan G. Silverglat Vice President and Treasurer

THE CHASE MANHATTAN BANK, Original Trustee

By:	/s/ William G. Keenan
Name: Title:	William G. Keenan Assistant Vice President

THE BANK OF NEW YORK, Series Trustee

By:	/s/ Michael Pitfick
Name: Title:	Michael Pitfick Assistant Treasurer